Exhibit 10.5
April 11, 2023

Via e-mail

Dear Janet:

As follow-up to our discussion last week, we are pleased to extend an offer of employment for the position of Vice President and Chief Human Resources Officer with Gibraltar Industries (the "Company" or "Gibraltar"), reporting to me, with an anticipated start date of April 26, 2023. The position will require travel as required to support the business and perform your duties. Below is a summary of your eligible compensation and benefits for this position.

Annual Base Salary: $385,000 per year, to be paid in substantially equal bi-weekly payments, less applicable taxes.

Target Annual Performance Bonus (MICP): Annual cash incentive will be targeted at forty percent (40%) of your Annual Base Salary (Annual Value at Target: $154,000) and is based upon the achievement of financial targets established by the Compensation Committee. The 2023 bonus will be prorated and paid based on months of service during 2023.

Equity Awards (RSU & PSU Plans): In addition to Annual Base Salary and MICP, you will receive annual equity-based incentive compensation as follows:

•RSUs: You will receive Restricted Stock Units (RSUs) having an aggregate value equal to thirty percent (30%) of your annual base salary (Annual Value: $115,500), which will vest at an annual rate of 25% per year, beginning on the first anniversary of the grant. Restricted stock units are settled in shares of the Company's common stock upon vesting and will be governed by the terms and conditions of any applicable award agreements.
•PSUs: You will receive Performance Share Units (PSUs) which, assuming achievement of Gibraltar's targeted ROIC, will have an aggregate value equal to seventy percent (70%) of your annual base salary (Annual Value at Target: $269,500). Performance share units are settled in shares of the Company's common stock three years from grant date and will be governed by the terms and conditions of any applicable award agreements.
•Proration: All 2023 equity awards (RSUs and PSUs) will be prorated based on start date.

Executive Benefit Plan (MSPP): You will be eligible to participate in the Company's Management Stock Purchase Plan (MSPP) which permits you to defer of up to 25% of your annual base salary and up to 100% of annual performance bonus (MICP) subject to eligibility and enrollment provisions of the Plan, with company match percentages awarded for each component. The company match is as follows: for your annual base salary (up to 25% deferral), the match is 40%, and for your annual performance bonus (up to 100% deferral), the match is 80% for the first 50% deferred, and 40% for the remaining deferred amount.

Amounts deferred are treated as though they have been invested in a menu of funds, similar to investments available to participants in the Company's 401k plan at your discretion. The RSUs reflecting the Company match vest after five years of becoming eligible for the plan. If you elect to participate in the MSPP plan, you will need to do so within 30 days of your hire date.

Vacation: You will be eligible for four (4) weeks of vacation annually, prorated for 2023. Vacation time must be scheduled and used within the calendar year and cannot be carried forward if not used in the year in which it is earned.

Gibraltar Benefit Plans: Gibraltar offers a number of employee benefits as outlined in our Benefits Summary. All benefits, with the exception of the 401k plan, will begin on the first of the month following your date of hire. You can begin participating in the 401k immediately upon hire. You will automatically be enrolled in the 401k plan after 6 months of employment unless you manually opt out of the plan. Your employer match will begin after 6 months of employment.

Other Executive Programs: Eligibility is subject to the terms of the applicable program or plan documents as amended from time to time, including the following:

•Tax & Personal Investment Consulting: An annual benefit of up to $5,000 for personal tax and investment advice will be reimbursed upon submission of eligible receipts to Corporate HR.
•Executive Health Reimbursement Plan: Eligible for $5,000 reimbursement annually to cover all medical expenses including, but not limited to, deductibles, co-shares and prescription costs.

This offer is contingent upon your satisfactory completion of the Company's standard hiring process, including but not limited to, drug screen, background check and the execution of any related agreements.

Janet, we sincerely believe this represents an outstanding opportunity for you and Gibraltar. We appreciate your thoughtful consideration of this offer. If the above terms and conditions of employment in this letter are acceptable to you, please sign this letter below and return it to me. In addition, if you have any questions, please feel free to contact me.

Sincerely,

William T. Bosway
Chairman, President & Chief Executive Officer

The above describes terms and conditions of employment are hereby accepted and agreed to this 12 day of April, 2023.
By: /s/ Janet A Catlett
Name: Janet Catlett